Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2018 Financial Results

CHICAGO, October 24, 2018—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced its third-quarter 2018 financial results, which reflect ongoing momentum in revenue growth and strong cash generation.

Third-Quarter Financial Highlights

•                  Revenue increased 13.6% to $261.3 million; organic revenue growth was 14.0%.

•                  Operating income rose 23.8% to $65.4 million.

•                  Diluted net income per share rose 67.1% to $1.32 versus $0.79 in the third quarter of 2017.

•                  Results included a $10.5 million revenue benefit related to an amended license agreement, which increased diluted net income per share by approximately $0.19.

•                  Cash provided by operating activities increased 27.7% to $79.8 million; free cash flow was $60.2 million, or 21.9% higher than the third quarter of 2017.

Year-to-Date Financial Highlights

•                  Revenue increased 13.2% to $757.2 million; organic revenue growth was 12.4%.

•                  Operating income rose 30.9% to $166.5 million.

•                  Diluted net income per share rose 43.4% to $3.27 versus $2.28 for the first nine months of 2017.

•                  Cash provided by operating activities increased 27.2% to $209.5 million; free cash flow was $154.3 million, or 30.4% higher than the first nine months of 2017.

“We enjoyed another quarter of strong revenue growth driven by PitchBook, Morningstar Data, and Managed Portfolios,” said Kunal Kapoor, Morningstar’s chief executive officer. “As anticipated, operating income growth slowed due primarily to ongoing investments across our business and higher compensation costs. We’re pleased with our momentum in 2018 and remain confident that the strength of our balance sheet offers us great flexibility to invest in our business regardless of the environment.”

Overview of Third-Quarter Financial Results

Revenue for the third quarter was $261.3 million, an increase of 13.6% compared with the third quarter of 2017, or 14.0% higher on an organic basis. Results included a $10.5 million upfront license fee related to the amendment of a license agreement, which contributed 4.6 percentage points to both overall and organic revenue growth. Revenue growth was balanced globally and strong outside of the U.S., particularly in continental Europe, Australia, and Asia. On a reported basis, license-based revenue grew 16.0% year over year, led by PitchBook, Morningstar Data, and Morningstar Direct. Asset-based revenue increased by 9.3% in the quarter, driven primarily by Morningstar Investment Management as growth in Managed Portfolios offset the planned strategic shift away from customized institutional asset management. Transaction-based revenue declined year over year by 0.3%, driven by the discontinuation of the standalone ETF conference, which was folded into the flagship Morningstar Investment Conference - U.S. in the second quarter of 2018. Growth in Morningstar Credit Ratings and Morningstar.com ad sales nearly offset the year-over-year decline in conference revenue.

Operating expense grew 10.6% in the third quarter, driven by the expected year-over-year increase in bonus, salary, and depreciation expenses. Operating expenses were partially offset by higher capitalization of software and lower amortization of intangibles.

Third-quarter operating income was $65.4 million, an increase of 23.8% compared with the prior year period. Third-quarter operating margin was 25.0% compared with 23.0% in the prior year period. The license amendment positively impacted operating income growth by 19.9 percentage points and operating margin by 3.1 percentage points, as the recognition of the related revenue was not accompanied by a commensurate increase in operating expense.

Net income in the third quarter was $56.9 million, or $1.32 per diluted share, compared with $33.9 million, or $0.79 per diluted share, in the third quarter of 2017. Third quarter net income included benefits of $0.19 and $0.10 per diluted share from the license amendment and the sale of a portion of the company’s equity ownership interest in Morningstar Japan K.K., respectively.

The effective tax rate for the third quarter of 2018 was 22.1%, which benefited from the lower U.S. federal statutory tax rate associated with the Tax Cuts and Jobs Act, compared to 33.3% in the prior year period.

Update on Key Investment Areas

As part of its long-term strategy, Morningstar’s major investment areas include— Morningstar Data, Morningstar Direct, PitchBook, Workplace Solutions, Managed Portfolios, and Morningstar Credit Ratings. As a group, these areas had organic revenue growth of 16.0% in the third quarter of 2018. The highlights below summarize key operating metrics as of and for the quarter ended Sept. 30, 2018 compared with the same date in 2017.

•                  Revenue for Morningstar Data was up 12.0% to $46.5 million.

•                  Morningstar Direct licenses increased 9.5% to 14,751 and revenue grew 6.8% to $34.4 million.

•                  PitchBook licenses increased 62.7% to 20,195 and revenue grew 52.2% to $25.3 million.

•                  Assets under management and advisement for Workplace Solutions rose 11.5% to $135.7 billion as of Sept. 30, 2018.

•                  Assets under management and advisement in Managed Portfolios increased 19.7% to $45.6 billion as of Sept. 30, 2018. Approximately 19,600 advisors globally now use Managed Portfolios.

•                  Morningstar Credit Ratings completed 30 new-issue ratings, consistent with the third quarter of 2017. However, the asset value of the rated new issues increased 47.7% to $12.7 billion.

Balance Sheet and Capital Allocation

As of Sept. 30, 2018, the company had cash, cash equivalents, and investments totaling $366.7 million and $90.0 million of long-term debt, compared with cash, cash equivalents, and investments of $353.3 million and $180.0 million of long-term debt as of Dec. 31, 2017. The company repaid $35.0 million of the outstanding balance on its revolving credit facility during the third quarter of 2018.

Cash provided by operating activities was $79.8 million for the third quarter of 2018, an increase of 27.7% as compared with $62.5 million in the prior year period. Free cash flow was $60.2 million for the third quarter of 2018, an increase of 21.9% as compared with $49.4 million in the prior year period.

The company paid $10.6 million in dividends in the third quarter of 2018.

Initiation of Second Trading Plan for Joe Mansueto

Following the company’s third-quarter 2018 earnings release, Joe Mansueto, Morningstar founder and executive chairman, intends to enter into a second pre-arranged stock trading plan to sell a portion of his Morningstar shares on a regular basis under Rule 10b5-1 of the Securities Exchange Act of 1934. As of Sept. 30, 2018, Mansueto owned 23.4 million shares, or approximately 55.0% of shares outstanding. Mansueto has progressed through approximately half of the plan he initiated on March 20, 2018, relating to the sale of 1.6 million shares, and is on track to complete it by April 30, 2019. This second plan covers the sale of an additional 1.6 million shares, or approximately 6.8% of his position as of Sept. 30, 2018, during a 12-month period that will begin in May 2019.

Comparability of Year-Over-Year Results

Certain items affected the comparability of third-quarter 2018 results versus the same period in 2017.

•                  Organic revenue growth of 14.0% in the third quarter of 2018 includes the full contribution of PitchBook; whereas in the third quarter of 2017, PitchBook represented acquired revenue growth. Third-quarter organic revenue growth also includes the $10.5 million license fee from the amended license agreement.

•                  Foreign currency translation decreased revenue by $1.9 million, or 0.8%, and operating expenses by $1.8 million, or 1.0%, in the third quarter. This resulted in a $0.1 million decrease in operating income.

•                  Organic revenue growth also excludes the $1.7 million positive adjustment to revenue resulting from the adoption of the new revenue recognition standard, as described below.

•                  As a result of the adoption of the new revenue recognition standard (“ASC Topic 606”) effective Jan. 1, 2018, results for reporting periods beginning after Jan. 1, 2018 are presented under ASC Topic 606, and previously reported results have not been adjusted. ASC Topic 606 changed the presentation of revenue and costs associated with third-party content and data to a gross (versus net) basis, in addition to the accounting for expenses related to sales commission plans. In the quarter ended Sept. 30, 2018, this change resulted in an increase to revenue of $1.7 million, and a corresponding increase in the cost of revenue, with no impact on operating income. The change in accounting for sales commissions had a favorable impact on operating income of $1.5 million for the third quarter of 2018.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $207 billion in assets under advisement and management as of Sept. 30, 2018. The company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the increasing popularity of passively managed investment vehicles; inadequacy in our business continuity program in the event of a material emergency or adverse political or regulatory developments; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud; downturns in the financial sector, global markets, and global economy; the effect of market volatility on revenue from asset-based fees; the failure of acquisitions and other investments to produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Media Contact:

Sasha Bigda, +1 312 244-7493 or Sasha.Bigda@morningstar.com

Investor Relations Contact:

Barbara Noverini, CFA, +1 312 696-6164 or Barbara.Noverini@morningstar.com

©2018 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30				Nine months ended September 30
(in millions, except per share amounts)	2018	2017	change		2018	2017	change

Revenue	$261.3	$229.9	13.6%		$757.2	$668.6	13.2%
Operating expense:
Cost of revenue	100.0	90.9	9.9%		302.2	283.2	6.7%
Sales and marketing	35.8	31.1	14.9%		113.7	100.2	13.4%
General and administrative	35.4	33.3	6.6%		103.6	93.2	11.2%
Depreciation and amortization	24.7	21.8	13.5%		71.2	64.8	9.9%
Total operating expense	195.9	177.1	10.6%		590.7	541.4	9.1%
Operating income	65.4	52.8	23.8%		166.5	127.2	30.9%
Operating margin	25.0%	23.0%	2.0pp		22.0%	19.0%	3.0pp

Non-operating income (expense), net:
Interest expense, net	(0.2)	(0.9)	(71.3%	)	(1.2)	(2.6)	(53.4%	)
Gain on sale of business	—	—	0.0%		—	17.5	NMF
Gain on sale of product line	—	—	0.0%		10.5	—	NMF
Other income (expense), net	7.5	(1.1)	NMF		8.7	(2.9)	NMF
Non-operating income (expense), net	7.3	(2.0)	(457.8%	)	18.0	12.0	50.3%

Income before income taxes and equity in net income (loss) of unconsolidated entities	72.7	50.8	43.3%		184.5	139.2	32.6%
Equity in net income (loss) of unconsolidated entities	0.3	—	NMF		(1.6)	(1.0)	66.8%
Income tax expense	16.1	16.9	(4.3%	)	42.3	40.2	5.4%
Consolidated net income	$56.9	$33.9	67.6%		$140.6	$98.0	43.4%

Net income per share:
Basic	$1.33	$0.80	66.3%		$3.30	$2.29	44.1%
Diluted	$1.32	$0.79	67.1%		$3.27	$2.28	43.4%
Weighted average shares outstanding:
Basic	42.6	42.5	0.2%		42.6	42.8	(0.5%	)
Diluted	43.1	42.8	0.7%		43.0	43.1	(0.2%	)

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
(in millions)	2018	2017	2018	2017

Operating activities
Consolidated net income	$56.9	$33.9	$140.6	$98.0
Adjustments to reconcile consolidated net income to net cash flows from operating activities	26.2	30.0	86.4	70.0
Changes in operating assets and liabilities, net	(3.3)	(1.4)	(17.5)	(3.3)
Cash provided by operating activities	79.8	62.5	209.5	164.7
Investing activities
Capital expenditures	(19.6)	(13.1)	(55.2)	(46.4)
Proceeds from sale of a product line	—	—	10.5	—
Acquisitions, net of cash acquired	—	—	—	(1.0)
Proceeds from sale of a business	—	—	—	23.7
Purchases of equity investments	(0.3)	(24.0)	(0.5)	(24.3)
Other, net	6.9	2.1	6.2	(1.5)
Cash used for investing activities	(13.0)	(35.0)	(39.0)	(49.5)
Financing activities
Common shares repurchased	—	(12.7)	(10.8)	(41.3)
Dividends paid	(10.6)	(9.9)	(31.9)	(29.6)
Repayments of long-term debt	(35.0)	(25.0)	(90.0)	(45.0)
Other, net	(2.6)	(0.1)	(12.5)	(3.6)
Cash used for financing activities	(48.2)	(47.7)	(145.2)	(119.5)
Effect of exchange rate changes on cash and cash equivalents	(2.7)	4.9	(10.5)	15.5
Net increase (decrease) in cash and cash equivalents	15.9	(15.3)	14.8	11.2
Cash and cash equivalents—Beginning of period	307.1	285.6	308.2	259.1
Cash and cash equivalents—End of period	$323.0	$270.3	$323.0	$270.3

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30	December 31
(in millions)	2018	2017

Assets
Current assets:
Cash and cash equivalents	$323.0	$308.2
Investments	43.7	45.1
Accounts receivable, net	172.4	148.2
Income tax receivable, net	7.8	—
Other current assets	37.0	28.3
Total current assets	583.9	529.8

Property, equipment, and capitalized software, net	144.5	147.4
Investments in unconsolidated entities	58.4	62.0
Goodwill	559.2	564.9
Intangible assets, net	79.3	95.4
Other assets	14.2	6.2
Total assets	$1,439.5	$1,405.7

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$42.5	$49.2
Accrued compensation	85.6	92.0
Deferred revenue	189.0	171.3
Other	4.2	10.7
Total current liabilities	321.3	323.2

Accrued compensation	11.9	11.7
Deferred tax liability, net	30.2	23.6
Long-term debt	90.0	180.0
Other long-term liabilities	58.5	62.3
Total liabilities	511.9	600.8
Total equity	927.6	804.9
Total liabilities and equity	$1,439.5	$1,405.7

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

			As of September 30
			2018	2017		change
Our business
Morningstar.com Premium Membership subscriptions (U.S.)			117,340	118,209		(0.7%	)
Morningstar.com average monthly unique users (U.S.)			2,353,978	1,923,483		22.4%	(1)
Advisor Workstation clients (U.S.)			180	182		(1.1%	)
Morningstar Office licenses (U.S.)			4,468	4,303		3.8%
Morningstar Direct licenses			14,751	13,476		9.5%
PitchBook Platform licenses			20,195	12,410		62.7%
Asset value linked to Morningstar Indexes			$45.4 bil	$31.5 bil		44.1%
Assets under management and advisement (approximate)
Workplace Solutions
Managed Retirement Accounts			$63.1 bil	$56.1 bil		12.5%
Fiduciary Services			43.1 bil	39.1 bil		10.2%
Custom Models			29.5 bil	26.5 bil		11.3%
Workplace Solutions (total)			$135.7 bil	$121.7 bil		11.5%
Morningstar Investment Management
Morningstar Managed Portfolios			$45.6 bil	$38.1 bil		19.7%
Institutional Asset Management			16.0 bil	(2) 53.0 bil	(3)	(69.8%	)
Asset Allocation Services			10.6 bil	8.8 bil		20.5%
Morningstar Investment Management (total)			$72.2 bil	$99.9 bil	(4)	(27.7%	)

Our employees (approximate)
Worldwide headcount			5,230	4,820		8.5%

	Three months ended September 30			Nine months ended September 30
(in millions)	2018	2017	change	2018	2017	change
Key product and investment area revenue (5)
Morningstar Data (6)	$46.5	$41.5	(7) 12.0%	$137.6	$122.3	(7) 12.5%
Morningstar Direct	34.4	32.2	6.8%	102.5	92.0	11.4%
Morningstar Investment Management (8)	27.9	25.1	(7) 11.3%	83.9	74.1	(7) 13.1%
PitchBook Data	25.3	16.6	52.2%	70.0	44.8	56.2%
Morningstar Advisor Workstation	23.6	22.2	6.5%	68.2	64.8	5.2%
Workplace Solutions	19.1	18.4	3.9%	56.0	55.3	1.3%
Morningstar Credit Ratings	8.6	8.2	4.6%	24.6	20.2	22.0%

Revenue by Type (5)
License-based (9)	$196.7	$169.5	(7) 16.0%	$559.5	$492.9	(7) 13.5%
Asset-based (10)	50.5	46.2	(7) 9.3%	149.9	134.0	(7) 11.9%
Transaction-based (11)	14.1	14.2	(7) (0.3% )	47.8	41.7	(7) 14.5%

Other metrics
Average assets under management and advisement	$205.5 bil	$217.5 bil	(5.5% )	$201.9 bil	$209.9 bil	(3.8%	)
Number of new-issue ratings completed (12)	30	30	0.0%	86	57	50.9%
Asset value of new-issue ratings (12)	$12.7 bil	$8.6 bil	47.7%	$39.5 bil	$23.1 bil	71.0%

(1) In prior periods, the company estimated traffic on Morningstar.com using a combination of internal tools and our third-party platform. The new website launched in the first quarter of 2018 now allows tracking of 100% of website traffic using a third-party platform. The company believes the current reporting is a more accurate representation of traffic, and this change in methodology is the primary driver of the difference in reported traffic numbers versus the first nine months of 2017.

(2) Decline due to client losses related to a planned strategic shift away from customized institutional asset management offerings to Managed Portfolios.

(3) Revised to exclude Australia and South Africa assets, which are reflected in Morningstar Managed Portfolios.

(4) Excludes $1.4 billion of assets under advisement and management related to Manager Selection Services that was reclassified to Morningstar Data. The associated revenue is included in Morningstar Data.

(5) Key product and investment area revenue and revenue by type includes the effect of foreign currency translation.

(6) The adoption of Topic 606 favorably impacted revenue for the three and nine months ended September 30, 2018 by $0.4 million and $1.0 million, respectively.

(7) Restated due to realignment of individual products within the product groups.

(8) The adoption of Topic 606 favorably impacted revenue for the three and nine months ended September 30, 2018 by $1.3 million and $3.8 million, respectively.

(9) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Enterprise Components, Morningstar Research, PitchBook Data, and other similar products. License-based revenue for the third quarter and first nine months of 2018 included a $10.5 million upfront license fee related to the amendment of a license agreement.

(10) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(11) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

(12) Includes commercial mortgage-backed securities, residential mortgage-backed securities, other asset-backed securities, and corporate and financial institutions.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition.  For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended September 30			Nine months ended September 30
(in millions)	2018	2017	change	2018	2017	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$261.3	$229.9	13.6%	$757.2	$668.6	13.2%
Less: divestitures	—	(0.6)	NMF	—	(5.4)	NMF
Less: acquisitions	—	—	0.0%	—	—	0.0%
Less: adoption of accounting changes	(1.7)	—	NMF	(5.0)	—	NMF
Effect of foreign currency translations	1.9	—	NMF	(6.5)	—	NMF
Revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations	$261.5	$229.3	14.0%	$745.7	$663.2	12.4%

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$79.8	$62.5	27.7%	$209.5	$164.7	27.2%
Capital expenditures	(19.6)	(13.1)	49.6%	(55.2)	(46.4)	19.0%
Free cash flow	$60.2	$49.4	21.9%	$154.3	$118.3	30.4%